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                                                                      EXHIBIT 99

       Johnson & Johnson Contacts:         Centocor Contacts:
       Media:                              Media:
       Robert V. Andrews - 732 524-3348    Jason S. Rubin - 610 651-6042
                                           Christopher Allman - 610 651-6546
       Investors:
       Helen E. Short - 732 524-6491       Investors:
       Lesley Fishman - 732 524-3922         Bill Newbould - 610 651-6122

                 JOHNSON & JOHNSON TO MERGE WITH CENTOCOR, INC.
                FOR $4.9 BILLION IN STOCK-FOR-STOCK TRANSACTION

New Brunswick, NJ and Malvern, PA, July 21, 1999 - Johnson & Johnson (NYSE:
JNJ), the world's most comprehensive and broadly-based manufacturer of health care products, and Centocor, Inc. (NASDAQ: CNTO), a leader in monoclonal antibody technology and acute vascular care and immunology products, today announced they have entered into a definitive agreement under which Johnson & Johnson will merge with Centocor in a stock-for-stock exchange. The transaction has a total equity value of $4.9 billion, based upon Centocor's approximately 83 million fully diluted shares outstanding, net of cash acquired.

The boards of directors of Johnson & Johnson and Centocor have given approval to the merger, which is subject to clearance under the Hart-Scott-Rodino Anti-Trust Improvements Act. The agreement will require the approval of Centocor shareowners.

"Centocor is an excellent fit with Johnson & Johnson, with major products in cardiology and gastrointestinals that are poised for immediate growth through our network. In addition, Centocor is seeking marketing approval from the Food and Drug Administration for a rheumatoid arthritis product that looks very promising," said Johnson & Johnson Board Chairman Ralph S. Larsen. "Centocor has products in development in therapeutic categories that include cancer, autoimmune diseases and cardiology, and it will be an important strategic addition to our worldwide pharmaceutical business," he said.

Mr. Larsen added, "With Centocor, Johnson & Johnson becomes one of the largest biotechnology companies in the world. Centocor's products and global leadership in monoclonal antibody technology will enhance existing Johnson & Johnson growth platforms in biotechnology, cardiology and circulatory diseases, gastrointestinals, pain management, and oncology."

Mr. Larsen said that Centocor will retain its name and management, and will be a free-standing Johnson & Johnson company.

David P. Holveck, chief executive officer of Centocor, said, "This transaction will bring important benefits to both companies' product lines and development programs and serves the best interests of our shareholders, employees and customers. It will enable our shareholders to realize good value for their Centocor holdings and continued growth through ownership in shares of Johnson & Johnson. Employees will benefit from increased resources to achieve even greater scientific and commercial successes. Our customers will benefit from an enhanced ability to bring innovative therapeutic products to patients with vascular and autoimmune diseases and cancer."


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Mr. Holveck will have continued responsibility for Centocor, a Johnson & Johnson company, with the title of company group chairman.

The transaction is expected to be completed in the fourth quarter of 1999.

Under the agreement, Centocor shareowners will receive a fraction of a share of Johnson & Johnson common stock for each share of Centocor they own, based upon an exchange ratio that is dependent upon the average closing market price of Johnson & Johnson shares during a period of 20 trading days ending with the second trading day immediately preceding the Centocor shareowners meeting. Centocor shareowners will receive Johnson & Johnson common stock based upon a value of $61.00 for each Centocor share so long as the average price of Johnson & Johnson shares is between $85.71 and $104.76. If the Johnson & Johnson share price is between $85.71 and $73.07 the Centocor shareowners will receive 0.7117 of a Johnson & Johnson share for each Centocor share. Below a share price of $73.07 Centocor shareowners will receive Johnson & Johnson common stock valued at $52.00 for each Centocor share. If the Johnson & Johnson share price is between $104.76 and $118.81 the Centocor shareowners will receive 0.5823 of a Johnson & Johnson share for each Centocor share. Above a Johnson & Johnson share price of $118.81 Centocor shareowners will receive Johnson & Johnson common stock valued at $69.18 for each Centocor share.

Centocor is a leading biopharmaceutical company that creates, acquires and markets cost-effective therapies that yield long term benefits for patients and the health care community. Its products, developed primarily through monoclonal antibody technology, help physicians deliver innovative treatments to improve human health and restore patients' quality of life. For additional information about Centocor and its products, visit Centocor's web site: www.centocor.com

Johnson & Johnson, with sales of $23.7 billion in 1998, is the world's most comprehensive and broadly-based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical and professional markets. Johnson & Johnson has 95,800 employees and 188 operating companies in 52 countries around the world, selling products in more than 175 countries. Johnson & Johnson's web site is: www.jnj.com

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties which could cause actual outcomes and results to differ materially from these statements. Risks and uncertainties include general industry and market conditions; general domestic and international economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign healthcare reform; trends toward managed care and healthcare cost containment, and governmental laws and regulations affecting domestic and foreign operations. A further list and description of these risks, uncertainties and other factors can be found in Johnson & Johnson's Cautionary Statement filed as an Exhibit to the Company's report on Form 10K for the fiscal quarter ended January 3, 1999, and in Centocor's filings with the Securities and Exchange Commission. Copies of this Form 10K are available on request from the Company. The companies disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.)

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